                                                                    Exhibit 99.1

PAREXEL INTERNATIONAL
Schedule of Revenue Recast Under EITF 01-14
In Thousands

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
                              Q1-01         Q2-01       Q3-01        Q4-01        FY 01        Q1-02       Q2-02       YTD Q2-02
                               NEW           NEW         NEW          NEW          NEW          NEW         NEW           NEW
GROSS REVENUE               $ 120,497    $ 124,803    $ 137,728    $ 154,487    $ 537,515    $ 142,446    $ 154,007    $ 296,453
LESS: INVESTIGATOR FEES      ($12,615)    ($11,381)    ($15,763)    ($16,468)    ($56,227)    ($14,451)    ($24,330)    ($38,781)
                            ----------------------------------------------------------------------------------------------------
  TOTAL REVENUE             $ 107,882    $ 113,422    $ 121,965    $ 138,019    $ 481,288    $ 127,995    $ 129,677    $ 257,672
                            ====================================================================================================


Breakdown:
-----------------------

SERVICE REVENUE             $  88,215    $  94,324    $  98,322    $ 106,699    $ 387,560    $ 101,840    $ 106,874    $ 208,714
REIMBURSEMENT REVENUE       $  19,667    $  19,098    $  23,643    $  31,320    $  93,728    $  26,155    $  22,803    $  48,958
                            ----------------------------------------------------------------------------------------------------
  TOTAL REVENUE             $ 107,882    $ 113,422    $ 121,965    $ 138,019    $ 481,288    $ 127,995    $ 129,677    $ 257,672
                            ====================================================================================================
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